EXHIBIT 11
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INTERNATIONAL GAME TECHNOLOGY COMPUTATION OF EARNINGS PER SHARE
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                                        YEARS ENDED SEPTEMBER 30,
                                      1996         1995        1994
  (Dollars in thousands)
  Primary Shares Outstanding:
    Common Stock Outstanding at
    Beginning of Period            150,118,534  149,465,774  138,938,605
  Shares Issued Under Stock Option
    Plans                              571,774      652,760      800,523
    Percentage of Time Outstanding       48.3%        37.7%        65.4%
  Weighted Average Shares Outstanding 276,130 245,993 523,887 Shares Issued to Radica Common
    Stock                                    0            0      374,436
    Percentage of Time Outstanding          --           --        61.9%
  Weighted Average Shares Outstanding        0            0      231,842

  Shares Issued From the Conversion of
  Convertible Subordinated Notes             0            0    9,338,877
    Percentage of Time Outstanding          --           --        52.1%
  Weighted Average Shares Outstanding        0            0    4,861,607

  Shares Issued Under Gifts                  0            0       13,333
    Percentage of Time Outstanding          --           --        62.5%
  Weighted Average Shares Outstanding        0            0        8,329

  Shares Purchased and Held in
   Treasury                        (25,114,476) (21,268,046) (17,098,646)
    Percentage of Time Outstanding       96.1%        91.7%        87.3%
  Weighted Average Shares
    Outstanding                    (24,134,721) (19,513,289) (14,932,659)

  Common Stock Equivalent of Options
    Outstanding                      1,152,379      895,093    1,748,625

  Weighted Average Number of Primary
     Common and Common Equivalent
       Shares Outstanding          127,412,322  131,093,571  131,380,236

  Fully Diluted Shares Outstanding:
    Additional Dilutive Effect of
      Stock Options                    748,139            0            0

  Assumed Conversion of Convertible
    Notes                                    0            0    4,477,270

  Weighted Average Number of Fully
    Diluted Common and Common
    Equivalent Shares Outstanding  128,160,461  131,093,571  135,857,506

  Net Income                           118,017       92,648      140,447

  Primary Earnings Per Share:
       Net Income                         0.93         0.71         1.07
  Fully Diluted Earnings Per Share:
       Net Income                         0.92         0.71         1.03


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